 Exhibit 99.1
Enovix Announces Fourth Quarter and Full Year 2024 Financial Results
FREMONT, Calif., February 19, 2025 -- Enovix Corporation (“Enovix”) (Nasdaq: ENVX), a global high-performance battery company, announced today financial results for the fourth quarter and full year 2024, which included the summary below from its President and CEO, Dr. Raj Talluri.

Fellow Shareholders,

In the fourth quarter of 2024, we achieved key milestones in manufacturing, technology, and sales, setting the stage for a breakout year in 2025. We are focused on launching our first smartphone battery and converting our IoT pipeline into contracted backlog. Customers across multiple industries are acknowledging the readiness of our manufacturing capabilities, which are coming online at the perfect time to meet strong demand for our high energy-density solutions and diversified supply chain.

Other recent highlights include:

•Record Revenue: Fourth quarter revenues were a record $9.7 million, near the high end of our guidance. Full year 2024 revenues were also a record of $23.1 million, up 202%, from $7.6 million in 2023.
•Smartphone Batteries: We shipped early engineering samples to our lead smartphone OEM, with results confirming that critical safety tests are passing. Additionally, cell dimensions were received in continuation of our agreement. We remain on track for commercial smartphone battery launches in 2025, pending successful completion of customer qualification. Furthermore, a new OEM customer submitted first samples purchase order, expanding our active engagements to 7 of the top 8 smartphone OEMs.
•XR Batteries: Secured a landmark prepaid purchase order from a global technology leader in Artificial Intelligence (AI) and immersive technologies, reserving dedicated production capacity for next-generation smart eyewear. First samples, featuring our custom cells from Fab2 integrated into packs in our Korea facility, were delivered to the customer earlier this month.
•Manufacturing Readiness: Fab2 in Malaysia completed Site Acceptance Testing (SAT) for the High-Volume Manufacturing (HVM) line, a key milestone in our journey to scale production. Additionally, we were honored to host several customers at our factory in Malaysia, conducting detailed line tours. And multiple OEMs initiated formal factory audits to support their qualification processes.
•Products: We successfully completed safety testing of EX-1M and performance results indicate that we are on track to meet targets for energy density, cycle life, and fast charging. And the first EX-2M samples from Fab2 were shipped to customers on schedule.
•Capitalization: 2024 year-end cash and cash equivalents of $272.9 million and continued operating expense discipline provides optionality for funding additional HVM lines.

2025 is off to a fast start, fueled by accelerating AI innovation and a shifting landscape that is driving OEMs to diversify their supply chains. As a leader in high-energy-density battery technology with manufacturing facilities in Korea and Malaysia, Enovix is well positioned to capitalize on these industry trends.

A key strategic decision in 2024 was to invest in the emerging AI-enabled smart eyewear market by developing a battery cell tailored for this market. We believe this investment is now paying off, as our product is expected to launch as this market is gaining momentum. New estimates from IDC project the smart eyewear market will reach multiple tens of millions of units by 2028, driven by recent hardware and software ecosystem advancements, the growing adoption of AI applications, and the expanding use cases across consumer, enterprise and defense markets. A majority of America’s largest tech companies, along with several top-tier Asia-based OEMs, have announced smart eyewear products. However, one major bottleneck remains – no product today delivers resiliency to all-day usage with ever-increasing sensor, communications (WiFi, Bluetooth, cellular, and satellite), and computing demands. This presents a prime opportunity for Enovix. With our high-energy-density battery already developed, HVM ramping up, and many of the market’s key players based in our backyard of Silicon Valley, we believe we are well-positioned to lead in this space.

In smartphones, the strong tailwinds we identified last quarter continue in 2025. OEMs are increasingly requesting batteries with capacities near 7,000 milliamp-hours to support the growing power demands of next-generation AI applications. Additionally, with smartphone penetration already at saturation levels, market leaders are intensifying their focus on product differentiation – particularly in regions outside the US, where competition is fierce. We believe that our EX-2M and upcoming EX-3M battery solutions align with evolving demands, reinforcing our role as a strategic partner to leading OEMs.

A new industry trend that has emerged subsequent to our last shareholder letter is supply chain-driven demand, particularly in the defense sector. Soon after the US elections in November, we observed an increase in inbound interest from drone manufacturers and defense suppliers seeking battery solutions that comply with allied country supply chain requirements. As a reminder, a significant portion of our 2024 revenue came from sales of conventional graphite battery products to defense customers. Earlier this month, we secured a purchase order for samples from a new defense customer with over $1 billion in annual sales to the US military, focused on autonomous AI systems. While these developments are still evolving, we are optimistic about the potential upside.

Business Update

Manufacturing. We successfully completed our key fourth-quarter objectives on schedule, including SAT for the HVM line and shipping the first EX-2M samples. We also further improved yields across both the Agility and HVM lines, with incremental targets in place throughout the year that we believe will ensure readiness for smartphone mass production in the fourth quarter of 2025. Customer audits are now underway at our Malaysia facility. While preparing Fab2 for mass production remains our primary manufacturing focus in 2025, we are also prioritizing efforts to accelerate custom cell development timelines. Our initial success in the emerging smart eyewear market was made possible because we dedicated resources to making a new variant of EX-1M designed to fit within the confines of the glasses frames. As we scale, our ability to swiftly develop tailored solutions with precision manufacturing and latest chemistries will play a critical role in our success. Additionally, we continue to act in a disciplined manner to select the right customer opportunities to pursue for long-term growth.

Commercialization. Our business team remains focused on smartphone mass production as the primary commercialization goal for 2025. In October of 2024, we took a major step toward this objective by executing a strategic partnership that outlined key milestones leading up to our entry into the smartphone market by late 2025. This agreement was followed by a purchase order in the fourth quarter of 2024 tied to one of those milestones, and in the first quarter of 2025 we received battery dimensions for a planned 2025 smartphone launch. Additionally, we secured a first purchase order for samples from a new global smartphone manufacturer, expanding our customer engagements to 7 of the top 8 smartphone OEMs.
In addition to being focused on smartphone business, we are also being highly selective with IoT opportunities, prioritizing segments where our technology and global supply chain have a strong competitive advantage. Among these, smart eyewear emerged as a natural fit, and we are now in the process of developing custom cells for marquee customers. This quarter, we shipped our first samples to customers using our Korea-based packing capability that is now fully integrated with our silicon cell production out of Malaysia. Our first commercial shipments are scheduled to commence mid-year, and we are actively securing additional IoT purchase orders.
In the EV space, we continue advancing development agreements with two of the world’s largest automotive OEMs. Consistent with our capital-efficient strategy, we remain focused on targeted collaborations that allow us to scale in this vertical while optimizing investment.

Across these markets, our disciplined approach to commercialization ensures that we are not only securing near-term revenue opportunities but also building a foundation for long-term leadership in high-energy-density battery solutions.

Products:
Our battery technology continues to advance across multiple generations, with significant progress in safety and performance validation, customer sampling, and next-generation design. We successfully completed safety testing of EX-1M and performance results indicate that we are on track to meet targets for energy density, cycle life, and fast charging. For EX-2M, we delivered early engineering samples to OEMs across both smartphone and IoT markets and received positive feedback. Additionally, EX-2M has outperformed traditional graphite-based cells in select safety tests such as crush and impact tests. We are now refining our electrochemistry to further enhance performance metrics. Looking ahead, we have officially kicked off the design phase for EX-3M. As we continue refining key performance specifications, we are incorporating feedback from lead OEMs to ensure alignment with their evolving requirements. Our goal is to finalize the EX-3M design in early 2025, paving the way for our next-generation battery technology.
These advancements reflect our commitment to delivering high-performance, high-energy-density battery solutions across multiple product categories, reinforcing our position as a leader in battery innovation.

Financials: Revenue was $9.7 million in the fourth quarter of 2024, near the high end of our guidance range and up more than 30 percent year over year. A majority of revenues were from our conventional battery capacity in South Korea which is seeing a positive demand environment from defense customers and benefiting from increased collaboration with our US engineers. Our GAAP cost of revenue was $8.7 million in the fourth quarter of 2024 leading to the Company’s first ever positive gross margin which totaled $1.1 million or 11% of sales.
Our GAAP operating expenses were $35.6 million in the fourth quarter of 2024 compared to $48.6 million in the third quarter, which reflects some of the expense reductions related to our shift of various functions to lower cost regions such as Malaysia and India. Our non-GAAP operating expenses were $24.3 million in the fourth quarter of 2024, down from $27.2 million in the previous quarter.

Our GAAP net loss attributable to Enovix was $37.5 million in the fourth quarter of 2024, compared to $22.5 million in the previous quarter. As a reminder, our GAAP net loss is impacted quarterly by changes in fair value of common stock warrants, which resulted in a $5.1 million expense in the fourth quarter compared to a $29.9 million benefit in the third quarter of 2024.

Adjusted EBITDA in the fourth quarter of 2024 was a loss of $11.7 million compared to an adjusted EBITDA loss of $21.6 million in the previous quarter. The sequential improvement was driven by positive gross margin, lower operating expenses and a $1.0 million increase in depreciation and amortization.

Earnings per share loss in the fourth quarter of 2024 was $0.20 on a GAAP basis and $0.11 on a non-GAAP basis compared to third quarter earnings per share loss of $0.30 on a GAAP basis and $0.17 on a non-GAAP basis.

We exited 2024 with $272.9 million of cash and cash equivalents following the receipts of approximately $107 million of net proceeds from an equity offering in the fourth quarter, which was partially offset by $16.0 million used in operating activities and capital expenditures of $16.4 million during the quarter.

A full reconciliation of our GAAP to non-GAAP results is available later in this report.

Outlook

For the first quarter of 2025, we expect revenue between $3.5 million and $5.5 million, a GAAP EPS loss of $0.23 to $0.29, an adjusted EBITDA loss of $21.0 million to $27.0 million, and a non-GAAP EPS loss of $0.15 to $0.21.

Summary

The top milestones we identified at the beginning of 2024 were achieving SAT for agility and our high-volume manufacturing lines in Malaysia and delivering samples of our leading smartphone batteries, EX-1M and EX-2M, to customers. Not only did we hit these top milestones, we also advanced relationships with market leaders in smartphones, AR/VR, and automotive industries. We believe that these relationships, supported by purchase orders and commercial launch schedules, provide a clear path for us to commence mass production in 2025.

Conference Call Information

Enovix will hold a video conference call at 2:00 PM PT / 5:00 PM ET today, February 19, 2025, to discuss the company’s business updates and financial results. To join the call, participants must use the following link to register: https://enovix-q4-2024.open-exchange.net/registration. This link will also be available via the Investor Relations section of the Enovix website at https://ir.enovix.com. An archived version of the call will be available on the Enovix website for one year at https://ir.enovix.com.
About Enovix
Enovix is on a mission to deliver high-performance batteries that unlock the full potential of technology products. Everything from IoT, mobile, and computing devices, to the vehicle you drive, needs a better battery. Enovix partners with OEMs worldwide to usher in a new era of user experiences. Our innovative, materials-agnostic approach to building a higher performing battery without compromising safety keeps us flexible and on the cutting-edge of battery technology innovation.

Enovix is headquartered in Silicon Valley with facilities in India, Korea and Malaysia. For more information visit https://enovix.com and follow us on LinkedIn.

Non-GAAP Financial Measures
Non-GAAP operating expenses, EBITDA, Adjusted EBITDA, non-GAAP net loss per share, and other non-GAAP measures are intended as supplemental financial measures of our performance that provide an additional tool for investors to use in evaluating ongoing operating results, trends, and in comparing our financial measures with those of comparable companies.
However, you should be aware that other companies may calculate similar non-GAAP measures differently. Non-GAAP financial measures have limitations, including that they exclude certain expenses that are required under GAAP, which adjustments reflect the exercise of judgment by management. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the tables at the end of this shareholder letter.
While Enovix provides first quarter 2025 guidance for adjusted EBITDA loss and non-GAAP EPS loss, we are unable to provide without unreasonable effort a GAAP to non-GAAP reconciliation of these projected non-GAAP measures. Such qualitative reconciliation to the corresponding GAAP financial measure cannot be provided without unreasonable effort because of the inherent difficulty in accurately forecasting the occurrence and financial impact of the various adjustments that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock-based compensation. For the same reasons, we are unable to assess the probable significance of the unavailable information, which could have a material impact on our future GAAP financial results.

Forward-Looking Statements
This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and can be identified by words such as anticipate, believe, continue, could, estimate, expect, intend, may, might, plan, possible, potential, predict, project, setting the stage, should, would and similar expressions that convey uncertainty about future events or outcomes. Forward-looking statements in this letter to shareholders include, without limitation, out expected performance and results for the first quarter of 2025; that 2025 will be a breakout year; the timing for completion of customer qualification for and the launch of our first smartphone battery in 2025; our expectations regarding our ability to commence mass production in 2025 and full utilization of the first HVM line in 2026; our expectations regarding, and our ability to respond to, market and customer demand; our expectations regarding the level of customers’ interest in our high energy-density solutions and diversified supply chain, the demand for more energy dense batteries and the suitability of our products to address this demand, and the impact of artificial intelligence (“AI”) features on the foregoing; our ability to develop and deliver a battery cell tailored to the smart eyewear market, including our ability to deliver a battery that delivers a full day of usage on a single charge, and the anticipated benefits of our investments in these products and market; our anticipated commercial shipments of batteries for smart eyewear and other IoT products by mid-year 2025; our ability to convert our IoT pipeline into contracted backlog; projected improvements in our manufacturing and commercialization and R&D activities at Fab2, including the ability of the sales team to support the path to profitability by attracting demand across high-growth markets; our achievement of the milestones under our strategic partnership with a leading smartphone OEM; expectations relating to broader agreements with automative OEMs; our ability to successfully complete safety testing and customer qualification and our ability to and the timing of our entry into the smartphone market in 2025 with high-volume production from our Fab2 facility; our ability to meet our spec targets for energy density, cycle life and fast charging for our EX-1M cells; our ability to develop and commercialize customer and product-specific variants of our products and other tailored solutions for our customers; our expectations regarding EX-1M and EX-2M readiness and production, and predicted EX-3M battery solution production; our ability to meet goals for yield, throughput, energy density, cycle life and fast charging; the readiness of our production and manufacturing capabilities; our expectations with respect to the development and innovation of EX-2M and EX-3M, including our ability to finalize the EX-3M design in Q1 2025; our expectations regarding Fab2 in and its capacity to support multiple customer qualifications; our observations and expectations around supply chain-driven demand including in the defense sector, and interest from specific customer segments including drone manufacturers and military suppliers; the anticipated contributions of our R&D teams to support product innovation; our revenue funnel; our efforts in the portable electronics and EV markets, including the IoT, smartphone, smart eyewear and virtual reality categories; expectations regarding the reservation and use of production capacity and our ability to satisfy production expectations relating to next-generation smart eyewear; our ability to meet milestones and deliver on our objectives and expectations; our ability to fund additional HVM lines; anticipated increases in demand and interest in our products from manufacturers and suppliers seeking battery solutions that comply with allied country supply chain requirements; the implementation and expected success of our business model and growth strategy, including our focus on the addressable market categories in which we believe an improved battery drives a high value to the product and premium pricing for our solutions; our ability to manage our expenses and realize our annual cost savings goals; our ability to capitalize on industry trends, including trends relating to accelerating AI innovation; our ability to manage and achieve the benefits of our restructuring efforts, including continued operating expense discipline to facilitate funding for additional HVM lines at Fab2; and forecasts of our financial and performance metrics.
Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, our ability to improve energy density, cycle life, fast charging, capacity roll off and gassing metrics among our products; our reliance on new and complex manufacturing processes for our operations; our ability to establish sufficient manufacturing operations and improve and optimize manufacturing processes to meet demand, source materials and establish supply relationships, and secure adequate funds to execute on our operational and strategic goals; our reliance on a manufacturing agreement with a Malaysia-based company for many of the facilities, procurement, personnel and financing needs of our operations; our operation in international markets, including our exposure to operational, financial and regulatory risks, as well as risks relating to geopolitical tensions and conflicts, including changes in trade policies and regulations; that we may be required to pay costs for components and raw materials that are more expensive than anticipated, including as a result of trade barriers, trade sanctions, export restrictions, tariffs, embargoes or shortages and other general economic and political conditions, which could delay the introduction of our products and negatively impact our business; our ability to adequately control the costs associated with our operations and the components necessary to build our lithium-ion battery cells; our lengthy sales cycles; the safety hazards associated with our batteries and the manufacturing process; a concentration of customers in the military market and our dependence on these customer accounts; certain unfavorable terms in our commercial agreements that may limit our ability to market our products; our ability to develop, market and sell our batteries, expectations relating to the performance of our batteries, and market acceptance of our products; our ability to accurately estimate the future supply and demand of our batteries, which could result in a variety of inefficiencies in our business; changes in consumer preferences or demands; changes in industry standards; the impact of technological development and competition; and global economic conditions, including tariffs, inflationary and supply chain pressures, and political, social, and economic instability, including as a result of armed conflict, war or threat of war, or trade and other international disputes that could disrupt supply or delivery of, or demand for, our products.
For additional information on these risks and uncertainties and other potential factors that could cause actual results to differ from the results predicted, please refer to our filings with the Securities and Exchange Commission (“SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q and other documents that we have filed, or will file, with the SEC. Any forward-looking statements in this letter to shareholders speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For media and investor inquiries, please contact:

Enovix Corporation
Robert Lahey
Email: ir@enovix.com

Enovix Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except Share and per Share Amounts)

	December 29, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$272,869	$233,121
Short-term investments	—	73,694
Accounts receivable, net	4,566	909
Notes receivable, net	4	1,514
Inventory	7,664	8,737
Prepaid expenses and other current assets	9,903	5,202
Total current assets	295,006	323,177
Property and equipment, net	167,947	166,471
Customer relationship intangibles and other intangibles, net	36,394	42,168
Operating lease, right-of-use assets	13,479	15,290
Goodwill	12,217	12,098
Other assets, non-current	2,126	5,100
Total assets	$527,169	$564,304
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,492	$21,251
Accrued expenses	19,843	13,976
Accrued compensation	8,228	10,731
Short-term debt	9,452	5,917
Deferred revenue	3,650	6,708
Other liabilities	3,036	2,435
Total current liabilities	53,701	61,018
Long-term debt, net	169,820	169,099
Warrant liability	28,380	42,900
Operating lease liabilities, non-current	13,293	15,594
Deferred revenue, non-current	3,774	3,774
Deferred tax liability	8,784	10,803
Other liabilities, non-current	14	13
Total liabilities	277,766	303,201
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; authorized shares of 1,000,000,000; issued and outstanding shares of 190,559,335 and 167,392,315 as of December 29, 2024 and December 31, 2023, respectively	19	17
Preferred stock, $0.0001 par value; authorized shares of 10,000,000; no shares issued or outstanding as of December 29, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	1,067,951	857,037
Accumulated other comprehensive loss	(143)	(62)
Accumulated deficit	(821,086)	(598,845)
Total Enovix's stockholders’ equity	246,741	258,147
Non-controlling interest	2,662	2,956
Total equity	249,403	261,103
Total liabilities and equity	$527,169	$564,304

Enovix Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Share and per Share Amounts)

	Quarters Ended		Fiscal Years Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Revenue	$9,717	$7,381	$23,074	$7,644
Cost of revenue	8,665	19,769	25,119	63,061
Gross margin	1,052	(12,388)	(2,045)	(55,417)
Operating expenses:
Research and development	22,433	34,582	124,506	88,392
Selling, general and administrative	13,135	17,807	74,311	79,014
Impairment of equipment	—	—	—	4,411
Restructuring cost	—	—	41,807	3,021
Total operating expenses	35,568	52,389	240,624	174,838
Loss from operations	(34,516)	(64,777)	(242,669)	(230,255)
Other income (expense):
Change in fair value of common stock warrants	(5,115)	2,040	12,244	6,180
Interest income	2,587	4,128	12,332	14,070
Interest expense	(1,719)	(1,629)	(6,787)	(4,456)
Other income (loss), net	2,463	(433)	954	(304)
Total other income (loss), net	(1,784)	4,106	18,743	15,490
Loss before income tax expense (benefit)	(36,300)	(60,671)	(223,926)	(214,765)
Income tax expense (benefit)	1,152	(633)	(1,392)	(633)
Net loss	(37,452)	(60,038)	(222,534)	(214,132)
Net gain (loss) attributable to non-controlling interests	13	(61)	(293)	(61)
Net loss attributable to Enovix	$(37,465)	$(59,977)	$(222,241)	$(214,071)

Net loss per share attributable to Enovix shareholders, basic	$(0.20)	$(0.36)	$(1.27)	$(1.35)
Weighted average number of common shares outstanding, basic	184,971,942	165,708,522	175,038,107	159,065,697
Net loss per share attributable to Enovix shareholders, diluted	$(0.20)	$(0.36)	$(1.27)	$(1.38)
Weighted average number of common shares outstanding, diluted	184,971,942	165,708,522	175,038,107	159,575,555

Enovix Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Fiscal Years
	2024	2023
Cash flows used in operating activities:
Net loss	$(222,534)	$(214,132)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, accretion and amortization	44,961	34,009
Stock-based compensation	58,837	69,452
Changes in fair value of common stock warrants	(12,244)	(6,180)
Impairment and loss on disposals of long-lived assets	38,258	4,411
Others	448	703
Changes in operating assets and liabilities:
Accounts and notes receivables	(2,465)	(370)
Inventory	1,073	4,509
Prepaid expenses and other assets	(2,211)	(626)
Accounts payable	(7,970)	6,096
Accrued expenses and compensation	3,016	1,977
Deferred revenue	(3,058)	(3,860)
Deferred tax liability	(2,697)	(813)
Other liabilities	(2,047)	188
Net cash used in operating activities	(108,633)	(104,636)
Cash flows from investing activities:
Purchase of property and equipment	(76,188)	(61,795)
Routejade acquisition, net of cash and restricted cash acquired	—	(9,968)
Purchases of investments	(31,812)	(138,343)
Maturities of investments	106,621	67,150
Net cash used in investing activities	(1,379)	(142,956)
Cash flows from financing activities:
Proceeds from issuance of common stocks, net of issuance costs	107,192	—
Proceeds from issuance of Convertible Senior Notes and loans	4,572	172,500
Repayment of debt	(209)	(69)
Payments of debt issuance costs	—	(5,917)
Purchase of Capped Calls	—	(17,250)
Payroll tax payments for shares withheld upon vesting of RSUs	(7,079)	(3,931)
Proceeds from the exercise of stock options and issuance of common stock under ATM, net of issuance costs	44,771	11,928
Proceeds from issuance of common stock under employee stock purchase plan	1,506	2,350
Repurchase of unvested restricted common stock	(4)	(26)
Net cash provided by financing activities	150,749	159,585
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,169)	154
Change in cash, cash equivalents, and restricted cash	39,568	(87,853)
Cash and cash equivalents and restricted cash, beginning of period	235,123	322,976
Cash and cash equivalents, and restricted cash, end of period	$274,691	$235,123

Net Loss Attributable to Enovix to Adjusted EBITDA Reconciliation
While we prepare our consolidated financial statements in accordance with GAAP, we also utilize and present certain financial measures that are not based on GAAP. We refer to these financial measures as “non-GAAP” financial measures. In addition to our financial results determined in accordance with GAAP, we believe that EBITDA and Adjusted EBITDA are useful measures in evaluating its financial and operational performance distinct and apart from financing costs, certain non-cash expenses and non-operational expenses.
These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP financial measures presented by also providing the most directly comparable GAAP measures.
We use non-GAAP financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing its operating performance and comparing its performance with competitors and other comparable companies. You should review the reconciliations below but not rely on any single financial measure to evaluate our business.
“EBITDA” is defined as earnings (net loss) attributable to Enovix adjusted for interest expense, income tax benefit, depreciation and amortization expense. “Adjusted EBITDA” includes additional adjustments to EBITDA such as stock-based compensation expense, change in fair value of common stock warrants, inventory step-up, impairment of equipment and other special items as determined by management which it does not believe to be indicative of its underlying business trends.
Below is a reconciliation of net loss attributable to Enovix on a GAAP basis to the non-GAAP EBITDA and Adjusted EBITDA financial measures for the periods presented below (in thousands):

	Quarters Ended		Fiscal Years Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net loss attributable to Enovix	$(37,465)	$(59,977)	$(222,241)	$(214,071)
Interest expense	1,719	1,629	6,787	4,456
Income tax expense (benefit)	1,152	(633)	(1,392)	(633)
Depreciation and amortization	7,544	24,009	44,961	34,009
EBITDA	(27,050)	(34,972)	(171,885)	(176,239)
Stock-based compensation expense (1)	10,207	11,620	57,621	69,093
Change in fair value of common stock warrants	5,115	(2,040)	(12,244)	(6,180)
Inventory step-up	—	2,206	1,907	2,206
Impairment of equipment	—	—	—	4,411
Restructuring cost (1)	—	—	41,807	3,021
Acquisition cost	—	158	—	1,273
Adjusted EBITDA	$(11,728)	$(23,028)	$(82,794)	$(102,415)

(1) $1.2 million of stock-based compensation expense is included in the restructuring cost line of the table above for the fiscal year ended December 29, 2024. $0.4 million of stock-based compensation expense is included in the restructuring cost line of the table above for the fiscal year ended December 31, 2023.

Free Cash Flow Reconciliation
We define “Free Cash Flow” as (i) net cash from operating activities less (ii) capital expenditures, net of proceeds from disposals of property and equipment, all of which are derived from our Consolidated Statements of Cash Flow. The presentation of non-GAAP Free Cash Flow is not intended as an alternative measure of cash flows from operations, as determined in accordance with GAAP. We believe that this financial measure is useful to investors because it provides investors to view our performance using the same tool that we use to gauge our progress in achieving our goals and it is an indication of cash flow that may be available to fund investments in future growth initiatives. Below is a reconciliation of net cash used in operating activities to the Free Cash Flow financial measures for the periods presented below (in thousands):

	Fiscal Years
	2024	2023
Net cash used in operating activities	$(108,633)	$(104,636)
Capital expenditures	(76,188)	(61,795)
Free Cash Flow	$(184,821)	$(166,431)

Other Non-GAAP Financial Measures Reconciliation
(In Thousands, Except Share and per Share Amounts)

	Quarters Ended		Fiscal Years Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Revenue	$9,717	$7,381	$23,074	$7,644

GAAP cost of revenue	$8,665	$19,769	$25,119	$63,061
Stock-based compensation expense	(124)	(459)	(320)	(5,460)
Inventory step-up	—	(2,206)	(1,907)	(2,206)
Non-GAAP cost of revenue	$8,541	$17,104	$22,892	$55,395

GAAP gross margin	$1,052	$(12,388)	$(2,045)	$(55,417)
Stock-based compensation expense	124	459	320	5,460
Inventory step-up	—	2,206	1,907	2,206
Non-GAAP gross margin	$1,176	$(9,723)	$182	$(47,751)

GAAP research and development (R&D) expense	$22,433	$34,582	$124,506	$88,392
Stock-based compensation expense	(5,082)	(5,337)	(24,853)	(27,409)
Amortization of intangible assets	(416)	(277)	(1,664)	(277)
Non-GAAP R&D expense	$16,935	$28,968	$97,989	$60,706

GAAP selling, general and administrative (SG&A) expense	$13,135	$17,807	$74,311	$79,014
Stock-based compensation expense	(5,001)	(5,824)	(32,448)	(36,224)
Amortization of intangible assets	(773)	(536)	(3,077)	(536)
Acquisition cost	—	(158)	—	(1,273)
Non-GAAP SG&A expense	$7,361	$11,289	$38,786	$40,981

GAAP operating expenses	$35,568	$52,389	$240,624	$174,838
Stock-based compensation expense included in R&D expense	(5,082)	(5,337)	(24,853)	(27,409)
Stock-based compensation expense included in SG&A expense	(5,001)	(5,824)	(32,448)	(36,224)
Amortization of intangible assets	(1,189)	(813)	(4,741)	(813)
Impairment of equipment	—	—	—	(4,411)
Restructuring cost (1)	—	—	(41,807)	(3,021)
Acquisition cost	—	(158)	—	(1,273)
Non-GAAP operating expenses	$24,296	$40,257	$136,775	$101,687

(1) $1.2 million of stock-based compensation expense is included in the restructuring cost line of the table above for the fiscal year ended December 29, 2024. $0.4 million of stock-based compensation expense is included in the restructuring cost line of the table above for the fiscal year ended December 31, 2023.

	Quarters Ended		Fiscal Years Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
GAAP loss from operations	$(34,516)	$(64,777)	$(242,669)	$(230,255)
Stock-based compensation expense (1)	10,207	11,620	57,621	69,093
Amortization of intangible assets	1,189	813	4,741	813
Inventory step-up	—	2,206	1,907	2,206
Impairment of equipment	—	—	—	4,411
Restructuring cost (1)	—	—	41,807	3,021
Acquisition cost	—	158	—	1,273
Non-GAAP loss from operations	$(23,120)	$(49,980)	$(136,593)	$(149,438)

GAAP net loss attributable to Enovix	$(37,465)	$(59,977)	$(222,241)	$(214,071)
Stock-based compensation expense (1)	10,207	11,620	57,621	69,093
Change in fair value of common stock warrants	5,115	(2,040)	(12,244)	(6,180)
Inventory step-up	—	2,206	1,907	2,206
Amortization of intangible assets	1,189	813	4,741	813
Impairment of equipment	—	—	—	4,411
Restructuring cost (1)	—	—	41,807	3,021
Acquisition cost	—	158	—	1,273
Non-GAAP net loss attributable to Enovix shareholders	$(20,954)	$(47,220)	$(128,409)	$(139,434)

GAAP net loss per share attributable to Enovix, basic	$(0.20)	$(0.36)	$(1.27)	$(1.35)
GAAP weighted average number of common shares outstanding, basic	184,971,942	165,708,522	175,038,107	159,065,697

GAAP net loss per share attributable to Enovix, diluted	$(0.20)	$(0.36)	$(1.27)	$(1.38)
GAAP weighted average number of common shares outstanding, diluted	184,971,942	165,708,522	175,038,107	159,575,555

Non-GAAP net loss per share attributable to Enovix, basic	$(0.11)	$(0.28)	$(0.73)	$(0.88)
GAAP weighted average number of common shares outstanding, basic	184,971,942	165,708,522	175,038,107	159,065,697

Non-GAAP net loss per share attributable to Enovix, diluted	$(0.11)	$(0.28)	$(0.73)	$(0.87)
GAAP weighted average number of common shares outstanding, diluted	184,971,942	165,708,522	175,038,107	159,575,555

(1) $1.2 million of stock-based compensation expense is included in the restructuring cost line of the table above for the fiscal year ended December 29, 2024. $0.4 million of stock-based compensation expense is included in the restructuring cost line of the table above for the fiscal year ended December 31, 2023.